UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Definitive Proxy Statement

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☐ Soliciting Material under §240.14a-12

WORTHINGTON ENTERPRISES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholders:

On August 14, 2024, Worthington Enterprises, Inc. (the “Company”) filed with the U.S. Securities Exchange Commission, made available to its shareholders at www.proxyvote.com, and began mailing to its shareholders the Company’s definitive proxy statement (the “Proxy Statement”) for the annual meeting of its shareholders to be held on Tuesday, September 24, 2024 (the “Annual Meeting”). At the Annual Meeting, the Company’s shareholders will be asked to approve the Worthington Enterprises, Inc. 2024 Long-Term Incentive Plan (the “2024 LTIP”). A summary of the material terms of the 2024 LTIP is included in Proposal 3 of the Proxy Statement, and the full text of the 2024 LTIP is available in Appendix II to the Proxy Statement. This letter supplements the 2024 Proxy Statement and should be read in conjunction with the 2024 Proxy Statement.

The 2024 LTIP is intended to replace the existing Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan, as amended (the “1997 LTIP”), and the Worthington Industries, Inc. 2010 Stock Option Plan, as amended (the “2010 Stock Option Plan” and, together with the 1997 LTIP, the “Prior Plans”). If shareholders approve the 2024 LTIP at the Annual Meeting, the Company will not issue any new awards under the Prior Plans. Those common shares, without par value, of the Company (the “Common Shares”) subject to awards under the Prior Plans that are outstanding, as of September 24, 2024, that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Common Shares) shall be available for issuance under the 2024 LTIP (the “Carryover Shares”). In addition, following shareholder approval of the 2024 LTIP, the Company will file post-effective amendments to the applicable registration statements filed in connection with the Prior Plans to withdraw from registration all Common Shares registered under such prior registration statements that remain unissued under the Prior Plans as of September 24, 2024 (other than Common Shares issuable upon the exercise or settlement of awards outstanding under the Prior Plans).

As of May 31, 2024, a maximum of 520,480 Common Shares were issuable upon exercise of outstanding stock options granted under the 2010 Stock Option Plan, and a maximum of 295,960 Common Shares were issuable upon vesting or settlement of long-term performance share awards granted under the 1997 LTIP. Assuming that all such stock option and performance share awards, along with the 629,657restricted common share awards outstanding under the 1997 LTIP as of May 31, 2024 (but excluding the maximum of 760,803 Common Shares which, assuming a $57.03 per Common Share value at vesting, may be paid out in respect of long-term cash performance awards granted under the 1997 LTIP, because to date all such awards have been paid in cash), ceased to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Common Shares), the potential number of Carryover Shares under the 2024 LTIP would be approximately 1.4 million Common Shares. Accordingly, if shareholders approve the 2024 LTIP, an aggregate of at least 1.9 million Common Shares authorized under the Prior Plans will become unavailable for issuance under the Prior Plans, will be withdrawn from registration, and will not be Carryover Shares under the 2024 LTIP. The Company believes that this approach is consistent with common market practice and is appropriate in that it will not allow for Common Shares previously uncommitted under the Prior Plans to be awarded under the 2024 LTIP or the Prior Plans, while maintaining a limit on the number of Carryover Shares.

Instructions on how to vote are included in the “General Information” section of the Proxy Statement, including how shareholders may change their vote if they have previously submitted their vote.

Thank you for your continued interest in and support of Worthington Enterprises, Inc.

Regards,

Patrick J. Kennedy
Secretary	September 18, 2024